Exhibit 10.1

U.S. Restricted Stock Unit Agreement #63

RESTRICTED STOCK UNIT AGREEMENT

        This Restricted Stock Unit Agreement (the “Agreement”) is made as of the award date set forth in the grant (the “Grant Date”), between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine”), and the employee identified in the grant (“Employee”).

        The Wolverine World Wide, Inc. Stock Incentive Plan of 2024, as it may be further amended from time to time (the “Plan”) is administered by the Compensation and Human Capital Committee of Wolverine’s Board of Directors (the “Committee”). The Committee has determined that Employee is eligible to participate in the Plan and has awarded restricted stock units to Employee, subject to the terms and conditions contained in this Agreement and in the Plan.

        The Committee has awarded to Employee restricted stock units of Wolverine subject to the terms, conditions and restrictions contained in this Agreement and in the Plan (the “Restricted Stock Unit Award”). Employee acknowledges receipt of a copy of the Plan and accepts this restricted stock unit award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

    1.    Award. Wolverine hereby awards to Employee the Restricted Stock Unit Award consisting of the number of restricted stock units as set in the grant (the “Restricted Stock Units”), which shall be eligible to vest in in accordance with the terms of this Agreement and the Plan. Each Restricted Stock Unit shall represent the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, on the applicable vesting date one share of common stock of the Company (“Common Stock”) or, at the option of the Committee, a cash payment in an amount equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of vesting multiplied by the number of shares of Common Stock that vest hereunder, subject to any applicable withholdings required by applicable laws.

    2.    Transferability. Until the Restricted Stock Units vest as set forth in this Agreement, the Plan provides that Restricted Stock Units are generally not transferable by Employee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock Units are exercisable during Employee’s lifetime only by Employee, Employee’s guardian, or legal representative.

    3.    Vesting. Except as otherwise provided in this Agreement, the Restricted Stock Units shall vest as follows: one-third on each of the first, second, and third Grant Date anniversaries.

4.    Termination of Employment Status.

    (a)    If Employee’s employment with Wolverine or any of its Subsidiaries is terminated prior to the date on which the Restricted Stock Units vest hereunder, any then unvested Restricted Stock Units shall be automatically forfeited with no consideration due to Employee.

    (b)    Notwithstanding the above, if Employee’s employment with Wolverine or its Subsidiaries terminates due to Employee’s (a) death; (b) Disability; or (c) Retirement, any then unvested Restricted Stock Units will immediately vest in full.

(c)     Upon a Change in Control, unvested Restricted Stock Units will vest, if at all, in accordance with Section 13(b)(ii) of the Plan. Employee’s rights under this sub-Section (c) are in addition to any other rights Employee has under this Section 4.

    (d)    If, in connection with a Change in Control, the Restricted Stock Units are not assumed or continued, or a new award is not substituted for the Restricted Stock Units by the acquirer or survivor (or an affiliate of the acquirer or survivor) in accordance with the provisions of Section 13(b) of the Plan, the Restricted Stock Units will automatically vest in full upon the occurrence of such Change in Control.

    5.    Settlement. On or within sixty (60) days following the vesting date of the Restricted Stock Units, Wolverine will deliver shares of Common Stock and/or pay cash, as applicable, in respect of such vested Restricted Stock Units, unless such payment or delivery is deferred in a manner consistent with Section 409A of the Code.

    6.    Employment by Wolverine. The Agreement and the Restricted Stock Unit Award under this Agreement shall not impose upon Wolverine or any Subsidiary any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any Subsidiary may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee. By accepting this Award, Employee reaffirms the obligations of any Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenant Agreement or similar agreement, previously entered into between Wolverine and Employee.

    7.    Stockholder Rights. Employee (or Employee’s permitted transferees) shall not have any voting and liquidation rights with respect to the Restricted Stock Units or the underlying Common Stock represented thereby unless and until shares of Common Stock are actually issued to Employee upon vesting of the Restricted Stock Units, in accordance with the terms of this Agreement.  Employee shall be paid a dividend equivalent (“Dividend Equivalent”) in the form of cash, with respect to any cash dividend, and stock, with respect to any stock dividend, if any, prior to the vesting of the Restricted Stock Unit Award (or portion thereof), on which dividends are paid on Common Stock underlying outstanding Restricted Stock Units.  Such Dividend Equivalent shall be computed by multiplying the amount of the cash dividend or the amount of the stock dividend, as applicable, declared and paid per share of Common Stock by the number of Restricted Stock Units held by Employee on the record date for the payment of such dividend.  Any cash or stock dividends declared on the Common Stock underlying the Restricted Stock Units prior to vesting of the award (or any portion of the award) will be credited by the Company for Employee’s account and will be paid, if at all, to Employee on the applicable vesting date with respect to the applicable Restricted Stock Units that vest and to which such dividends relate.  Upon vesting of the Restricted Stock Units and issuance to Employee of underlying shares of Common Stock, if applicable, Employee shall have all stockholder rights, including the right to transfer the underlying shares of Common Stock, subject to such conditions as Wolverine may reasonably specify to ensure compliance with applicable federal, provincial and state securities laws.

    8.    Withholding. Wolverine or one of its subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all applicable federal, state and local withholding and employment-related tax requirements attributable to the Restricted Stock Units award under this Agreement, including, without limitation, the award, vesting, or settlement of Restricted Stock Units and any Dividend Equivalents; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a Subsidiary before taking any action with respect to the Restricted Stock Units. Unless the Committee provides otherwise, withholding may be satisfied by withholding shares of Common Stock to be received by Employee pursuant to this Agreement or by delivery to Wolverine or a Subsidiary of previously owned Common Stock of Wolverine.

9.    Section 409A of the Code.
(a)    If Employee is deemed on the date of his or her termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, payable on account of a “separation from service”, to the extent required in order to avoid any accelerated taxation or the imposition of an additional tax, interest or penalty under Section 409A of the Code, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in this Agreement. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid any accelerated taxation or the imposition of an additional tax, interest or penalty under Section 409A of the Code, Employee shall not be considered to have terminated employment with the Company or any affiliate for purposes of this Restricted Stock Unit Award until Employee would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A of the Code (after giving effect to the presumptions contained therein).
(b)    For purposes of Section 409A of the Code, each payment made hereunder will be treated as a separate payment.
(c)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a Change in Control or other similar event, to the extent required in order to avoid any accelerated taxation or the imposition of an additional tax, interest or penalty under Section 409A of the Code, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
(d)    This Restricted Stock Unit Award is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and shall be interpreted consistent with this intent. Notwithstanding the foregoing, neither the Company, any affiliate of the Company, the Committee, nor any other person shall have any liability to Employee with respect to the foregoing.
    10.    Effective Date. This Restricted Stock Unit Award shall be effective as of the Grant Date.

    11.    Agreement Controls. The Plan is hereby incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.

/s/ Taryn L. Miller
Taryn L. Miller
Chief Financial Officer